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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED


                          CERTIFICATE OF INCORPORATION

                                       OF

                               SAPIENT CORPORATION

                         Pursuant to Section 242 of the
                           General Corporation Law of
                              the State of Delaware


         SAPIENT CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law at a meeting of stockholders. The resolution setting forth the amendment is as follows:

Resolved:      That the first paragraph of Article FOURTH of the Amended and
               Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following new first paragraph of Article FOURTH shall be inserted in lieu thereof:

               "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred five million (205,000,000) shares, consisting of (i) two hundred million (200,000,000) shares of Common Stock, $.01 par


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               value per share ("Common Stock"), and (ii) five million
               (5,000,000) shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH."


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned duly authorized officer on this 11th day of July, 2000.



                                             SAPIENT CORPORATION

                                             /s/ Edward G. Goldfinger
                                             -------------------------------
                                             Name:  Edward G. Goldfinger
                                             Title:  Chief Financial Officer